Exhibit 23.7

[      ], 2014

Sky Power Holdings Ltd.

16/F, Ste 1604

No. 9 Queen’s Road

Central, Hong Kong

Ladies and Gentlemen,

As per your request dated May 25, 2014, I give my consent to the references to my name under the heading “Enforceability of Civil Liabilities” for the following opinion given by me in accordance with the text below: “Ivelina Stoyanova, our counsel as to Bulgarian law, has advised us that there is no treaty on the reciprocal recognition and enforcement of judgments on civil and commercial matters between Bulgaria and the United States or the Cayman Islands, or between the European Union and the United States or the Cayman Islands, and the courts in Bulgaria will not automatically recognize and enforce a judgment rendered by a U.S. court or a court in the Cayman Islands.

According to our Bulgarian counsel, a Bulgarian court may recognize and enforce judgments of foreign courts when (i) the foreign court had jurisdiction under the relevant provisions of Bulgarian law, but not if the only basis for jurisdiction over a foreign property dispute was the nationality of the claimant or his registration in the country of the foreign court, (ii) the defendant was served with process, (iii) there is no judgment by a Bulgarian court on the same grounds, for the same claim and between the same parties, (iv) there is no pending litigation before a Bulgarian court which started before the commencement of the foreign proceeding, between the same parties, on the same grounds and for the same claim, and (v) the recognition or enforcement of the foreign judgment is not contrary to a Bulgarian public order.

Judgments of foreign courts shall not be recognized or enforced when (i) the judgments concern real property located in Bulgaria, for the execution of a lien on such property, or for the transfer or certification of property rights, or (ii) the judgments concern movables located in Bulgaria. The decision of a competent Bulgarian court in relation to the recognition of a foreign court judgment is subject to appeal to the Sofia regional court.” to be used, as it is written above, for the needs of the prospectus included in Sky Power Holdings Ltd.’s registration statement on Form F-1, filed with the Securities and Exchange Commission under the U.S. Securities Act of 1933, as amended.

Yours faithfully,

Ivelina Stoyanova